Certification Regarding Compliance with Applicable Servicing Criteria
To PricewaterhouseCoopers LLP

1  Prudential Asset Resources, Inc. (the "Servicer") is responsible for assessing compliance by it with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB (the "ServicingCriteria") as set forth in Exhibit A hereto in connection with commercial mortgage securities transactions for the PWR-11, PWR-12, PWR-13, PWR-14, MSCI 2006-IQ12 and MLMT 2006-C2 mortgage loan securitizations;

2  The Servicer has engaged certain vendors (the "Vendors") to perform specific, limited or scripted activities as of and for the period ending December 31, 2006, however, the Servicer elects to maintain full responsibility for assessing compliance with the Servicing Criteria, including the Servicing Criteria or portion of Servicing Criteria which may be applicable to such Vendors as set forth in Exhibit C;

3  Except as set forth in paragraph 4 below, the Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the Servicing Criteria;

4  The criteria described as such on Exhibit A hereto are inapplicable to the Servicer based on the activities it performs with respect to commercial mortgage securities transactions involving mortgage loans, also the Servicer has identified specific servicing criteria for which no transaction activity occurred;

5  The Servicer has complied, in all material respects, with the Servicing Criteria as of and for the year ended December 31, 2006;

6  The Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the Servicing Criteria, if and to the extent applicable, as of and for the year ended December 31, 2006;

7  The Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the Servicing Criteria, if and to the extent applicable, for the year ended December 31, 2006; and

PAR Reg AB Assertion 2006 Final.doc

8  PricewaterhouseCoopers LLP has issued a draft attestation report with respect to the Servicer's assessment of compliance with the Servicing Criteria as of and for the period ending December 31, 2006, which attestation report is included on Exhibit B attached hereto. This Certification is being provided to PricewaterhouseCoopers LLP in fulfillment of its requirement for issuance of the final report.

March 9, 2007

Prudential Asset Resources, Inc.

By: /s/ Catherine J. Rodewald
Name: Catherine J. Rodewald
Title: President

PAR Reg AB Assertion 2006 Final.doc

EXHIBIT A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA*
Reference	Criteria	Performed by Servicer	Performed by Vendors)
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Y
1122(d)(l)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.	Y
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.			N
1122(d)(l)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Y
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		Y	Y
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Y
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Y
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Y
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1 (b)(l) of the Securities Exchange Act.
Y
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Y

*Check only criteria which Servicer neither performs nor takes responsibility for the performance of by a Vendor.
If checked, describe in footnote any portion of the applicable criterion which is not performed by the Servicer (because performed by Vendor, subject to "controls" standard, or another servicing function participant). If checked, describe in footnote the portion of the applicable criterion (if less than all) which is performed by the Vendor.

PAR Reg AB Assertion 2006 Final.doc

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA*
Reference	Criteria	Performed by Servicer	Performed by Vendor(s)
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all commercial mortgage securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Y
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
		Y for (A&B)		N for (C&D)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.			N
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified in the transaction agreements.			N
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.			N
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Y
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Y
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Y#l
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Y
1122(d)(4)(v)	The Servicer's records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid principal balance.	Y
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Y

PAR Reg AB Assertion 2006 Final.doc

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA*
Reference	Criteria	Performed by Servicer	Performed by Vendor(s)
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., foreclosure plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Y#l
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Y
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Y#l
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Y for (A&B) Y#l for (C)
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Y
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
Y#l
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.
Y
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Y#l
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Y#l
Footnote

1. There were no transactions during the year that applied to this Servicing criteria within the Reg AB platform.

Accountants' attestation will cover only paragraphs 1, 3 and 5 or, alternatively, will exclude paragraphs 2, 4 and 6 of the Certification Regarding Compliance with Applicable Servicing Criteria.

PAR Reg AB Assertion 2006 Final.doc

EXHIBIT C

The following vendor used by Prudential Asset Resources, Inc. ("PAR") performs specific, limited or scripted activities relative to PAR'S servicing activities. The vendor's performance and compliance with such servicing activities is effectively monitored by PAR.

Vendor: Service(s) Provided & Monitoring Policy & Procedures (P&P)

LaSalle National Bank     1122(d)(2)(i)

Vendor Activities: LaSalle provides PAR with lockbox services. For those borrowers who remit payments by check, the bank deposits the payments into a central receipts account. LaSalle produces a daily data file and transmits that to PAR electronically for upload into its servicing system. The data file contains matched (e.g. invoice and payment) and unmatched credits being posted to the bank account. LaSalle provides PAR imaged copies of all checks and borrower statements/correspondence associated with the lockbox activity.

Servicer Activities: PAR receives the daily lockbox file from LaSalle and uploads the file to the servicing system where the payments are automatically posted to the loans. Strategy, the Servicing System, produces and PAR reviews daily edit reports associated with the lockbox upload process. PAR uses the imaged documents to research and resolve any lockbox rejections and reconciles the posting activity to the bank account. For all other payments (including ACH, wire and manual deposits), PAR reviews, researches and posts transactions manually to the servicing system. The LaSalle bank accounts are reconciled daily.

Policy & Procedures: PAR effectively monitors this vendor by performing daily review and reconciliation of all activity in the LaSalle receipt bank accounts (e.g. Lock box, ACH, wire, manual deposit credits). This ensures that all debit and credits to the bank account are effectively identified and properly processed. Additionally, the Servicing team reviews the delinquency report on a daily basis, identifying trends or issues and promptly following up with the Borrowers or the vendor with any issues.

PAR Reg AB Assertion 2006 Final.doc